Exhibit 10.11

AMENDMENT NO. 1

TO

TERMINATION AGREEMENT RE BIOLOGICS DISTRIBUTION

AGREEMENT

This “Amendment No. 1 to Termination Agreement Re Biologics Distribution Agreement” (this “Agreement”) is executed as of this 18th day of June, 2008 by and between McKESSON CORPORATION, a Delaware corporation (“McKesson”) and ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Accentia”) based on the following facts and understandings:

RECITALS

A. McKesson and Accentia are parties to that certain “Termination Agreement Re Biologics Distribution Agreement” (the “Termination Agreement”) dated as of August 22, 2007 which set forth the terms of the termination of that certain “Biologics Distribution Agreement” (the “BDA”) dated as of February 27, 2004 and executed by McKesson and Accentia. All capitalized terms not otherwise defined herein will have the meanings assigned to them in the Termination Agreement.

B. Pursuant to the Termination Agreement, McKesson agreed to (i) convert the indebtedness owing by Accentia to McKesson under the BDA into $4,000,000 worth of Accentia common stock valued at the greater of $2.67 per share or the volume weighted average closing price per share 5 calendar days before closing of the conversion transaction; (ii) terminate the BDA; (iii) release Francis E. O’Donnell, Jr., M.D. and Dennis L. Ryll, M.D. from their respective obligations under the Principal Guaranty; and (iv) release its liens upon and security interests in certain shares of capital stock in BioDelivery Sciences International, Inc. (the “BDSI Stock”) and in Star Scientific, Inc. (the “SSI Stock”) subject to the terms and conditions of the Termination Agreement.

C. Under the Termination Agreement, the amount of stock what McKesson was to receive was to increase if certain “Salability Steps” described in the Termination Agreement were not satisfied by the date required in the Termination Agreement. Such additional shares of stock issued to McKesson any time a deadline for completion of a Salability Step was missed was referred to as the “Additional Stock” and the Additional Stock plus the original stock issued in connection with the conversion was collectively defined in the Termination Agreement and is defined in this Agreement as the “Converted Stock.”

D. As of August 22, 2007 which is agreed to be the “Closing Date” under the Termination Agreement, Accentia issued 1,498,136 shares of stock to McKesson. Since that time the parties agree that Additional Stock should have been issued although the parties disagree how many Additional Shares should have been issued and delivered to McKesson.

E. Pursuant to the Termination Agreement, Accentia guaranteed to McKesson that by the date that was the first anniversary of the Closing Date, that is, by August 22, 2008, McKesson will receive proceeds from the disposition of the Converted Stock (including all Additional Stock issued or required to be issued to McKesson under the Termination Agreement) equal to the “Guaranteed Return” described in Paragraph 5 of the Termination Agreement. Said Guaranteed Return was calculated at $2.67 per share to arrive at a Guaranteed Return of $4,000,000 plus $2.67 for each share of Additional Stock that was to be delivered to McKesson under the Termination Agreement.

F. Accentia has advised McKesson that it has some financing needs that require it to be able to borrow new funds secured by its assets that currently serve as collateral for the payment of the Guaranteed Return. Accentia has therefore offered substitute collateral McKesson in exchange for a release of McKesson’s security interests in the assets of Accentia. Accentia has also offered to amend the “Put” right set forth in the Termination Agreement to make payments against the Guaranteed Return and to redeem Converted Stock on a monthly basis in accordance with a set schedule. Although it had no and has no obligation to do so, McKesson is willing to make certain accommodations to Accentia, subject to the terms and conditions of this Amendment.

AGREEMENT

NOW THEREFORE, for fair and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Acknowledgements by Accentia. As a material inducement to McKesson to enter into this Amendment, Accentia acknowledges and agrees as follows:

a)	Each and all of the Recitals set forth above is true and correct.

b)	The Termination Agreement remains in full force and effect in accordance with its express written terms except as expressly modified by this Amendment.

2. Amendments to Termination Agreement. Effective upon the date that all conditions precedent set forth in Paragraph 4 below are satisfied, the Termination Agreement shall be modified as follows:

a. The parties acknowledge and agree that the total number of shares of Converted Stock that are either held by McKesson or should have been delivered to McKesson is 1,548,136 shares, consisting of 1,498,136 initially-delivered shares and an additional 50,000 shares to be delivered following execution of this Agreement. Consequently, the Guaranteed Return to which McKesson is entitled is $4,133,523.12.

b. Paragraph 5 of the Termination Agreement shall be deleted and replaced by the following:

“5. Put and Call Rights.

a. Put. If as of the date of this Amendment, McKesson has not realized gross proceeds from the disposition of the Converted Stock (which term includes all Additional Stock issued and delivered or required to be issued and delivered to McKesson as of such date) at least equal to the Guaranteed Return described in Paragraph 2.a of this Amendment, then:

i. At the closing of this Amendment, Accentia shall redeem from McKesson 74,907 shares of the Converted Stock for a payment in cash from Accentia of $200,001.69 (the “Closing Date Redemption Payment”).

ii. On June 15, 2008 and thereafter monthly commencing with July, 2008, and in each calendar month thereafter through and including May, 2009, McKesson shall have the right, but not the obligation, to demand that Accentia redeem as many as 40,000 shares of the Converted Stock (the “Shares Redeemed”), and in exchange for each such monthly redemption of 40,000 shares Accentia shall pay to McKesson $106,800 or such lesser amount calculated by multiplying the Shares Redeemed by $2.67 if McKesson demands redemption of fewer than 40,000 shares (each called a “Put Payment”) within 3 business days of the applicable demand. Upon receipt of the Put payment, McKesson shall within three (3) business days after such payment deliver to Accentia the Shares Redeemed. , or if such shares are uncertificated, deliver the appropriate authorization to Accentia’s registration agent to effect the redemption of the Shares Redeemed, or if such shares are uncertificated, deliver the appropriate authorization to Accentia’s registration agent to effect the redemption of the Shares Redeemed, or if such shares are uncertificated, deliver the appropriate authorization to Accentia’s registration agent to effect the redemption of the Shares Redeemed.

iii. From and after June, 2009 and in each calendar month thereafter until all Converted Stock has either been redeemed by Accentia or otherwise sold by McKesson, McKesson shall have the right, but not the obligation, to demand that Accentia redeem as many as 80,000 shares of the Converted Stock, and in exchange for each such monthly redemption of 80,000 shares Accentia shall pay to McKesson $213,600 or such lesser amount calculated by multiplying the Shares Redeemed by $2.67 if McKesson demands redemption of fewer than 80,000 shares (each of which is also included in the definition of “Put Payment”) within 3 business days of the applicable demand. Upon receipt of the Put payment, McKesson shall within three (3) business days after such payment deliver to Accentia the Shares Redeemed, , or if such shares are uncertificated, deliver the appropriate authorization to Accentia’s registration agent to effect the redemption of the Shares Redeemed.

It shall not be required that McKesson own or have possession of any Converted Stock in order to exercise its rights under this Paragraph 5.a. Each demand by McKesson that Accentia redeem a certain number of shares of Converted Stock as described in this Paragraph 5.a shall be in writing and may be mailed, emailed or sent by facsimile to:

Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Avenue

Suite 350

Tampa FL 33606

Attn: Alan Pearce

Fax: 813-287-6642

email: alan.pearce@accentia.net

Within three (3) business days after receiving good funds from Accentia on account of any Put Payment as set forth herein, McKesson shall deliver the applicable number of shares redeemed by Accentia to the extent McKesson has such Converted Shares in its custody or control to Accentia at the foregoing address, or alternatively shall execute and deliver such other documentation as is reasonable or appropriate to evidence the redemption of the Converted Stock in exchange for which a Put Payment was made in good funds by Accentia.”

b. Call. Accentia shall have the right upon 10 days’ written notice to McKesson to purchase all (but not less than all) of the Converted Stock (which term includes any Additional Stock issued or required to be issued to McKesson) still held by McKesson as of the date (the “Call Date”) that is 10 days after such notice is received by McKesson for a price equal to the greater of

(i) the Guaranteed Return less any actual proceeds from the disposition of any portion of the Converted Stock (which term includes any Additional Stock held by McKesson) received by McKesson prior to the Call Date, and

(ii) the weighted average closing price for Accentia common stock as listed on the New York Stock Exchange on the date that is five (5) calendar days before the Call Date multiplied by the number of shares of Converted Stock (which term includes any Additional Stock held by McKesson) still held by McKesson as of the Call Date.

After receiving notice from Accentia of Accentia’s desire to purchase the Converted Stock as described in this Paragraph 5, McKesson shall have no obligation to restrict itself from selling or disposing of the Converted Stock (which term includes any Additional Stock held by McKesson) for more than $2.67 per share before the Call Date except as may be imposed by applicable law other than this Agreement.”

c. Should Accentia fail to pay in full any Put Payment as and when required in this Amendment after McKesson has sent written demand as described in new Paragraph 5.a of the Termination Agreement (i.e., as modified by Paragraph 2.b of this Amendment) then McKesson may either (i) resort to its “Replacement Collateral” described below to generate sufficient proceeds to pay the missed Put Payments, or (ii) demand that Accentia redeem all the remaining Converted Stock still owned by McKesson and/or required to be delivered to McKesson at a price of $2,67 per share and if Accentia is unable to pay the amount thus demanded within three (3) business days of such demand, McKesson may resort to any and all collateral it holds to secure the Guaranteed Return and may otherwise exercise any and all rights and remedies available to McKesson under any of its agreements with Accentia or applicable law. In addition, interest shall accrue on the unpaid balance of the Guaranteed Return from the date that is three (3) business days after such demand to redeem all Converted Stock not yet sold by McKesson at a rate per annum of 10%.

d. Because McKesson is free to sell any of the Converted Stock at any time for any price to any third party and still look to Accentia to make up the shortfall between the purchase price received by McKesson for any Converted Stock that is sold, McKesson agrees that should it wish to sell any portion of the Converted Stock to a third party for less than $2.67 per share, McKesson shall give Accentia one (1) business day’s notice of McKesson’s intent to sell Converted Stock for less than $2.67 per share and Accentia may then elect to acquire such Converted Stock at $2.67 per share by paying $2.67 per share for all Converted Stock still held by McKesson within one (1) additional business day. In effect, Accentia will be effecting a “Call” for all such outstanding Converted Stock.

3. Replacement of Collateral. Effective upon the satisfaction of all conditions precedent set forth in Paragraph 4 below, all liens and security interests of McKesson in all of the personal property of Accentia will automatically be released; all Security Agreements and amendments and modifications thereto between Accentia and/or any of its subsidiaries and McKesson shall automatically terminate and McKesson shall file at the expense of Accentia UCC 3 termination statements in all locations where UCC financing statements were previously filed (the “Collateral Release and Termination of Security Agreements”). McKesson shall execute such additional documents as may be necessary to effect the Collateral Release and Termination of Security Agreements at the expense of Accentia. In consideration of the Collateral Release and Termination of Security Agreements, McKesson shall receive a duly perfected security interest of no less than first priority in 18,000,000 shares of common stock of Biovest International, Inc. (“BVTI”) owned by Accentia (the “Replacement Collateral” or the “BVTI Shares”). Should the value of the Replacement Collateral at any time fall below the unpaid amount of the Guaranteed Return, Accentia agrees to provide additional stock in BVTI or other collateral to McKesson (all of which shall be included in the definitions of “Replacement Collateral” and “BVTI Shares”) in an amount sufficient that the unpaid portion of the Guaranteed Return is fully secured by the Replacement Collateral. Should Accentia fail to do so, then McKesson may demand that Accentia redeem all the remaining Converted Stock still owned by McKesson and/or required to be delivered to McKesson at a price of $2.67 per share and if Accentia is unable to pay the amount thus demanded within three

(3) business days of such demand, McKesson may resort to any and all collateral it holds to secure the Guaranteed Return (including the Replacement Collateral) and may otherwise exercise any and all rights and remedies available to McKesson under any of its agreements with Accentia or applicable law. In addition, interest shall accrue on the unpaid balance of the Guaranteed Return from the date that is three (3) business days after such demand to redeem all Converted Stock not yet sold by McKesson at a rate per annum of 10%.

4. Conditions Precedent. It shall be a condition precedent to each and every obligation of McKesson hereunder that each of the following events shall have occurred unless waived in writing by McKesson:

a. McKesson shall have received an original counterpart of this Amendment, duly executed by Accentia and enforceable by McKesson;

b. McKesson shall have received a duly executed “Pledge Agreement” in substantially the form of Exhibit A attached hereto granting to McKesson a security interest of no less than first priority in the Replacement Collateral, and shall have also delivered to McKesson such stock powers executed in blank and such other instruments or documents as necessary or appropriate to ensure the perfection of McKesson’s security interest in the BVTI Shares, all as may be requested by McKesson.

c. Accentia shall have delivered to McKesson (or shall have caused its registration agent to issue to McKesson) 1,548,136 shares of stock in Accentia in replacement of or in order to evidence all the Converted Stock that McKesson was entitled to receive as confirmed in this Amendment. McKesson represents and warrants to Accentia that if Accentia previously sent certificates evidencing any of the Converted Stock to McKesson, it did not transfer any of said Converted Stock to any person or entity but believes them to be lost or never delivered to McKesson.

d. Any and all consents as may be necessary or appropriate to the enforceability of this Amendment by McKesson against Accentia shall have been duly executed and delivered to McKesson, including any consent as may be required by contract or applicable law to be given to Accentia by Midsummer Investment, Ltd., Laurus Master Fund, Ltd., or any shareholder of Accentia;

e. An opinion of counsel for Accentia stating that each of the foregoing conditions precedent and each of the conditions precedent to the original Termination Agreement has been satisfied; and

f. Payment to McKesson of (i) the Closing Date Redemption Payment, and (ii) all attorneys’ fees and costs associated with negotiating and documenting this Amendment and the documents executed pursuant hereto, and payment of any and all outstanding fees, costs and expenses as Accentia may owe to McKesson under any or all of its agreements with McKesson.

5. Release. In further consideration of McKesson’s willingness to enter into this Amendment, and as a material inducement to McKesson to do so, Accentia hereby forever releases and discharges McKesson and its predecessors-in-interest, and their respective officers, directors, shareholders, employees, agents, attorneys, advisors, and successors-in-interest from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees and damages of any nature or character, or any kind, at law or in equity, past, present, or future, known or unknown, suspected or unsuspected, now owned or hereafter acquired, arising out of or relating in any way to Accentia, American Prescription Providers, Inc., American Prescription Providers of New York, Inc., American Prescription Providers of Pennsylvania, Inc., Accent Rx, Inc., Teamm Pharmaceuticals, Inc., The Analytica Group, Inc., BioVest Inc., Regent Court Technologies, Hopkins Capital Group, LLC, Hopkins Capital Group II, LLC, Moab Investments, LP, Francis E. O’Donnell, Jr., M.D., Dennis L. Ryll, M.D., Alan Pearce, any affiliates of any of the foregoing, any and all obligations of any of the foregoing persons and entities (or their affiliates) owing to McKesson or to any other person or entity, or any other matter whatsoever, save and except only McKesson’s obligations to be performed after the date hereof under Termination Agreement as amended by this Amendment. It is the intention of Accentia that the foregoing release shall be effective as a bar to all actions, fees, damages, losses, claims, liabilities, demands or debts whatsoever, of any kind or nature, known or unknown, suspected or unsuspected. Accentia expressly waives any and all rights and benefits conferred upon it by virtue of California Code of Civil Procedure section 1542 (or any similar law) which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Accentia expressly acknowledges that McKesson has separately bargained for the foregoing waiver of the provisions of California Code of Civil Procedure section 1542 and has been advised by its own counsel of the full legal consequences of this release and waiver.

6. Miscellaneous.

a) Governing Law. The Termination Agreement as amended by this Amendment shall be governed by, and construed in accordance with, the law of the State of California.

b) Entire Agreement: Agreement. The Termination Agreement as amended by this Amendment contains the entire agreement of the parties with respect to the subject matter hereof.

c) Fees. Accentia agrees to pay on demand (i) the out-of-pocket costs and expenses of McKesson and the fees and disbursements of counsel to McKesson (including allocated costs and expenses of internal legal services), in connection with the negotiation, preparation, execution and delivery of this Amendment, and any other agreements executed in connection herewith or pursuant hereto; and (ii) all costs and expenses of McKesson and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with any amendments, modifications or waivers of the terms of the Termination Agreement as amended by this Amendment, any default, the enforcement or attempted enforcement of, and preservation of any rights or interests under the Termination Agreement as amended by this Amendment, including any fees incurred n connection with any bankruptcy proceeding of Accentia or any of its affiliates.

d) Acknowledgement. In granting the accommodations set forth in this Agreement, McKesson is not establishing (and has not established) a pattern and practice or course of dealing of (i) granting accommodations requested by Accentia or any other person or entity, (ii) terminating or amending agreements which it has the full power and authority to enforce, nor (iii) releasing collateral or guarantors from their obligations under duly executed security agreements and/or guaranties. Except as expressly set forth in the Termination Agreement as amended by this Amendment or in another writing signed by McKesson, each and all of the agreements between McKesson and Accentia (and any other person or entity) remains in full force and effect in accordance with their express written terms.

e) Time. Time is of the essence of each term of the Termination Agreement as amended by this Amendment.

f) Third Party Beneficiaries. There are no third party beneficiaries of the Termination Agreement as amended by this Amendment.

g) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Title:	CEO

Accentia Biopharmaceuticals, Inc.
324 S. Hyde Park Avenue
Suite 350
Tampa FL 33606
Attn:	Alan Pearce
Fax:	813-287-6642
email:	alan.pearce@accentia.net

McKESSON CORPORATION

By:	/s/ Jenifer Schineller
Jenifer Schineller
Title:	VP Financial Services

McKesson Corporation
One Post Street, 20th Floor
San Francisco, CA 94104
Attn:	Ms. Jenifer Schineller
Fax:	(415) 732-2967
email:	jenifer.schineller@mckesson.com